Exhibit 10.1

August 12, 2015

Eric Seeton

Eric:

I am pleased to offer you a position with API Technologies Corp. (the “Company”) as its Chief Financial Officer (CFO). Subject to the terms and conditions set forth in this letter, the effective date of your employment shall be no later than the 8th of September 2015 (the “Effective Date”). Your employment with the Company is not recognized and authorized until your commencement of work at the Company. All offers of employment at the Company are contingent upon the successful completion of pre-employment screening (background check and/or drug testing). This letter sets forth the terms and conditions of the Company’s offer of employment to you.

1. Position. During the term of your employment, you shall serve as the Chief Financial Officer of the Company. You shall report directly to the President and Chief Executive Officer of the Company. Your principal place of employment will be located at 400 Nickerson Road, Marlborough, MA 01752 or at such other location as agreed upon by the undersigned parties to this letter. The nature of your positions shall also require travel to other business locations of the Company as needed from time to time.

2. Base Salary. You will be paid an initial annual base salary of $225,000 (“Base Salary”), which will be paid on a bi-weekly basis ($8,653.85) in accordance with the Company’s normal payroll procedures. Your Base Salary will be subject to reduction only in conjunction with, and in proportion to, reductions in the base salaries of other senior executives of the Company, and subject to all other applicable taxes, withholding and standard deductions.

3. Incentive Compensation.

(a) Cash Incentive. You will be eligible to receive an annual cash incentive (“Cash Incentive”) payable for the achievement of performance goals established by the Chief Executive Officer with your consultation. Your target Cash Incentive will be 40% of your Base Salary, both based on specified levels of performance goals being achieved. The actual earned Cash Incentive, if any, payable to you for any performance period will depend upon the extent to which the applicable performance goals specified by the Committee are achieved and will be decreased or increased for under- or over-performance. Receipt of the Cash Incentive is contingent on your continued and active employment with the Company through the date of payment. Payment of the Cash Incentive for any fiscal year of the Company will be made within two and one-half months after the end of such fiscal year. The performance period for any Cash Incentive award shall be the Company’s fiscal year. You will be entitled to a minimum Cash Incentive award for the Company’s fiscal year ending November 30, 2015, of at least $30,000, subject to applicable taxes, withholding and standard deductions.

4. Equity.

(a) Initial Grants. On the Effective Date, the Committee shall grant to you, pursuant to the Amended and Restated API Technologies Corp. 2006 Equity Incentive Plan (the “Plan”), the following (the “Initial Grant”):

(i) Restricted Stock Unit Grant. Restricted Stock Units (as that term is defined in the Plan) equal to $75,000 of Common Stock (as defined in the Plan) (the “RSU Grant”), which shall be fully vested and be paid on the earliest of (A) three years from the Effective Date following annual equal vesting, over the three (3) year period (B) the date on which the Company terminates your employment for any reason other than for Cause, or (C) the date on which you resign for Good Reason (as defined below); and

(ii) Option Grant. Options (as that term is defined in the Plan) covering 100,000 shares of Common Stock, which shall (A) have an exercise price equal to the Fair Market Value (as defined in the Plan) of the Common Stock on the Effective Date, (B) have a term of ten (10) years from the Effective Date, (C) be Incentive Stock Options (as defined in the Plan) to the maximum extent allowed by the limit specified in Section 9.1(b) of the Plan and Non-statutory Stock Options (as defined in the Plan) to the extent such Options exceed such limit, and (D) fully vest and become exercisable on the earliest of (1) three years from the Effective Date following annual equal vesting, over the three (3) year period, (2) the date on which the Company terminates your employment for any reason other than for Cause, or (3) the date on which you resign for Good Reason.

All shares of Common Stock subject to the RSU Grant and the Options shall be registered by the Company on Form S-8 prior to the vesting thereof. A copy of the Company’s forms of Restricted Stock Unit Award Agreement, Incentive Stock Option Agreement and Non-Statutory Stock Option Agreement are attached to this letter.

5. Employee Benefits. As a full-time employee of the Company, you will be eligible to participate in employee benefit plans, including medical, dental, vision, life insurance, and AD&D plans. Additionally, API provides paid-time-off (PTO) and other benefits that are generally made available to other employees of the Company, subject to the terms, conditions and eligibility requirements of such plans and the Company’s policies; provided, however, that you will be credited three (3) weeks of PTO time on the Effective Date and may accrue a total of four (4) weeks of PTO time per year per Company policy.

6. At-Will Employment. The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two (2) weeks’ notice. Also, you should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary; provided, however, that the foregoing will not impair any of your rights under this letter.

7. Severance.

(a) Our at-will relationship notwithstanding, if the Company terminates your employment with the Company for any reason other than for Cause or you resign for Good Reason (as defined below), in each case in anticipation of or within twenty-four (24) months after a Change in Control (as defined below) (an “Involuntary Termination”), and you sign and deliver to the Company within fifty-two (52) days after such Involuntary Termination (or termination contemplated by Section 10(c)), and do not revoke within any applicable seven- (7-) day revocation period (or other revocation period set forth by the Company ending prior to the sixtieth (60th) day after such Involuntary Termination (or termination contemplated by Section 10(c)) (such time period being the “Release Deadline Period”), a general release of claims in the Company’s favor in a form and substance reasonably acceptable to the Company (a “Release”), then you shall be entitled to receive as severance pay continuation of your Base Salary, payable in accordance with the Company’s standard payroll policies as in effect on the date of such Involuntary Termination (and in no event less frequently than monthly), including compliance with applicable withholding, for a period of six (6) months (such period is hereinafter referred to as the “Severance Period”). Payment of this severance pay shall begin on the first regularly scheduled pay day occurring after your Release becomes effective (i.e., after your Release has been signed and the applicable revocation period has elapsed without revocation) (the “Payment Commencement Date”).

(b) In the event of an Involuntary Termination, subject to the same conditions applicable to the receipt of any severance payments otherwise payable during any Severance Period as set forth in Section 7(a), the Company will pay you the amount, if any, that would have been paid to you under Section 3 and/or the Company’s then active bonus plan had you remained employed by the Company for the full bonus plan performance period, based on the actual performance of you and/or the Company, as applicable, against the performance metrics applicable thereto, provided, however, that any such amount otherwise earned shall be prorated based on the ratio of the number of days you were actually employed by the Company during the performance period to the total number of days comprising the performance period as a whole. Such prorated bonus, if any, will be paid at its regularly scheduled time.

(c) If the Company terminates your employment with the Company for any reason other than for Cause or your employment terminates as a result of your resignation for Good Reason, in either case other than in anticipation of or within twenty-four (24) months after a Change in Control, and you sign, deliver to the Company and do not revoke a Release within the Release Deadline Period, then you shall be entitled to receive as severance pay continuation of your Base Salary, payable in accordance with the Company’s standard payroll policies as in effect on the date of such termination (and in no event less frequently than monthly), including compliance with applicable withholding, for a period of six (6) months, which shall be the Severance Period for all purposes under this letter. Payment of this severance pay shall begin on the Payment Commencement Date but in any event no later than March 15 of the calendar year following the calendar year in which your employment terminates; provided, however, that the first such payment shall include any installments of severance pay that you would have received prior to such Payment Commencement Date had your Release been effective on the date of such termination. However, if the Release Deadline Period spans two (2) calendar years, then the Payment Commencement Date will in any event be in the second (2nd) calendar year.

(d) You hereby agree that the severance benefits provided for in this Section 7 are the only severance benefits to which you may be entitled in the event of the termination of your employment with the Company, and that such benefits will be reduced dollar for dollar by any severance-related amount the Company is required to pay you by law, corporate policy or other source that would otherwise duplicate any portion of the severance benefits provided herein.

(e) The following terms shall have the following meanings for purposes of this letter:

(i) “Affiliate” shall mean any person or entity that controls, is controlled by or is under common control with the Company, by reason of equity security ownership, contract or otherwise, as of the date of this letter, or any entity controlled by any such person or entity, by reason of equity security ownership, contract or otherwise, whether such control exists as of the date of this letter or is established at any point in the future.

(ii) “Cause” shall mean (A) a material act of dishonesty committed by you in connection with your responsibilities as an employee of the Company; (B) your conviction of, or plea of nolo contendere to, (1) a misdemeanor involving an act of moral turpitude or (2) a felony; (C) any gross or willful misconduct (including action or failures to act) by you that causes material harm to the business or reputation of the Company; (D) loss of any security or other clearance required to be maintained due to the Company’s contracting with government agencies; or (E) your (1) material failure to discharge your employment duties, including compliance with Company Policy, or (2) material breach of this letter or the Confidentiality Agreement (as defined below), in each case of clauses (1) and (2) after you have received a written demand for performance from the Board of Directors (or notice of non-performance, where applicable) specifying the breach of employment duties, and your failure to cure such breach (where such breach is curable) within thirty (30) days of the date of such notice from the Board of Directors.

(iii) “Change in Control” shall mean the occurrence of any of the following with respect to the Company following the Effective Date:

(A) Any “person”, as the term is used in Section 3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than a Company employee benefit plan), is or becomes the “beneficial owner” as defined in Rule 16a-1 under the Exchange Act, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the Company’s outstanding securities ordinarily having the right to vote in the election of directors;

(B) Individuals who constitute the Board of Directors (the “Incumbent Board”) on the Effective Date, cease for any reason to constitute at least a majority thereof; provided, however, that (1) any individual becoming a director subsequent to the Effective Date whose election proxies shall have been solicited by the Board of Directors or who shall have been recommended for election by the Board of Directors or (2) any individual elected or appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly created directorships shall be for purposes of this Section 10(e)(iii)(B) considered as though he or she were a member of the Incumbent Board;

(C) The consummation of a plan of reorganization, merger, or consolidation, in which the stockholders of the Company own less than 50% of the outstanding voting securities of the surviving entity; or

(D) A sale of all or substantially all of the Company’s assets, a liquidation or dissolution of the Company or a similar transaction.

(f) “Good Reason” shall mean your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your consent: (i) the assignment to you of any duties, or the reduction of your duties, either of which results in a material diminution of your authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, or the removal of you from such position and responsibilities; (ii) a material change in the geographic location at which you must perform services (in other words, the relocation of you to a facility that is more than fifty (50) miles from your current work location); (iii) the failure of the Company to obtain assumption of this letter by any successor or assign; (iv) any material breach by the Company of any provision of this letter; and/or (v) a material reduction in the amount of your then current Base Salary or other compensation, other than any reduction that is also applicable in a substantially similar manner and proportion to the other senior executives of the Company. You agree you will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(g) To the extent that any payment or distribution to or for your benefit pursuant to the terms of this letter or any other plan, arrangement or agreement with the Company, any of its affiliated companies, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any person affiliated with the Company or such person, whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Company shall reduce the Payments to the amount that is (after taking into account federal, state, local and social security taxes at the maximum marginal rates, including any excise taxes imposed by Section 4999 of the Code) one dollar less than the amount of the Payments that would subject you to the Excise Tax (the “Safe Harbor Cap”) if, and only if, such reduction would result in you receiving a higher net after-tax amount. Unless you shall have given prior written notice specifying a different order to the Company to effectuate the Safe Harbor Cap, the Payments to be reduced hereunder will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when the Payments would have been made to you until the reduction specified herein is achieved. Your right to specify the order of reduction of the Payments shall apply only to the extent that it does not directly or indirectly alter the time or method of payment of any amount that is deferred compensation subject to (and not exempt from) Section 409A of the Code.

8. Retirement. You shall be eligible to participate in the Company’s 401(k) plan, subject to the terms thereof as in effect from time to time.

9. Section 409A. The parties intend that this letter and the payments and benefits provided hereunder be exempt from the requirements of Section 409A of the Code, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this letter, the parties intend that this letter and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding anything herein to the contrary, this letter shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that in no event shall the Company or its agents, parents, subsidiaries, Affiliates or successors be liable for any additional tax, interest or penalty that may be imposed on you pursuant to Code Section 409A or for any damages incurred by you as a result of this letter (or the payments or benefits hereunder) failing to comply with, or be exempt from, Code Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this letter to the contrary:

(a) To the extent Code Section 409A is applicable to this letter, a termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h), after giving effect to the presumptions contained therein (and without regard to the optional alternative definitions available therein), and, for purposes of any such provision of this letter, references to “terminate,” “termination,” “termination of employment” and like terms shall mean separation from service;

(b) If at the time your employment hereunder terminates, you are a “specified employee,” as defined in Treas. Reg. Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, then, to the extent necessary to avoid subjecting you to an additional tax or interest under Code Section 409A, any and all amounts payable under this letter on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a lump sum on the first day of the seventh (7th) month following the date on which your employment terminates or, if earlier, upon your death, except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treas. Reg. Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion), (ii) benefits which qualify as excepted welfare benefits pursuant to Treas. Reg. Section 1.409A-1(a)(5), and (iii) other amounts or benefits that are not subject to the requirements of Code Section 409A; and

(c) Each payment made under this letter shall be treated as a separate payment and the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments.

10. Disclosure Requirement. You have disclosed to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. The Company understands that such agreements will not prevent you from accepting your position and/or performing the duties of your position, and you represent that such is the case.

11. Rules of Workplace Conduct. As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

12. Execution of Confidentiality Agreement. As a condition of your employment, you are also required to sign and comply with a Confidentiality and Intellectual Property Agreement (the “Confidentiality Agreement”), which is incorporated by reference herein and which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.

(a) Non-Solicitation of Customers/ Clients. For a period of two (2)years following termination of your employment for any reason, you shall not, directly or indirectly, as an employee, agent, consultant, advisor, equityholder, joint venturer, partner, manager, or in any other individual or representative capacity, (i) solicit business from any Person which is or was a client or customer of the Company at any time during your employment, or that was known to you to be a customer or actively marketed prospect of Company or former customer or client of Company.

(b) Non-Solicitation of Employees. For a period of one (1) year following termination of your employment for any reason you shall not, directly or indirectly, as an employee, agent, consultant, advisor, equityholder, joint venturer, partner, manager, or in any other individual or representative capacity, induce or attempt to induce any employee of Company to leave the employ of Company, or in any way interfere with the relationship between Company and its employees, or employees of the Company.

13. Clawback. Any bonuses, incentive or equity based compensation awards granted to you hereunder will be subject to any executive compensation recovery policy adopted by the Company pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or the NASDAQ Listing Rules to the extent such requirements become applicable to the Company.

14. Miscellaneous.

(a) Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of Massachusetts, without regard to conflicts of laws principles thereof that would direct the application of the laws of another jurisdiction.

(b) Entire Agreement/Amendments. This letter, along with the Confidentiality Agreement and any agreements relating to the Initial Grant, set forth the terms of your employment with the Company and supersede any prior or contemporaneous representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chairman of the Board of Directors and you.

(c) Assignment. This letter, and all of your rights and duties hereunder, shall not be assignable or delegable by you. Any purported assignment or delegation by you in violation of the foregoing shall be null and void ab initio and of no force and effect. This letter may be assigned by the Company to a person or entity which is an Affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor person.

(d) Successors and Assigns. This letter shall inure to the benefit of and be binding upon the parties and their personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

(e) No Waiver. The failure of a party to insist upon strict adherence to any term of this letter on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this letter.

(f) Severability. In the event that any one or more of the provisions of this letter shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this letter shall not be affected thereby.

(g) Withholding. The Company may withhold from any amounts payable under this letter such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h) Counterparts. This letter may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j) Submission to Jurisdiction. THE PARTIES HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN MASSACHUSETTS IN CONNECTION WITH ALL DISPUTED MATTERS BASED UPON, RELATED TO OR ARISING OUT OF THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(k) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS LETTER OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.

I look forward to your favorable reply and to working with you at API Technologies Corp. This offer of employment will terminate if it is not accepted, signed and returned within seven (7) days of the date of this letter. Please acknowledge your acceptance of this offer of employment on the terms and subject to the conditions set forth herein by signing this letter and returning it to Laura Reeder, VP Human Resources, as soon as possible. Should you have any questions, please feel free to contact Laura at (814) 272-2714 or laura.reeder@apitech.com.

Regards,

/s/ Robert Tavares

Robert Tavares

President and Chief Executive Officer

API Technologies Corp

By signing below, you consent that you have read and agree to the terms of the above offer and agree to start your employment with API on September 8, 2015. Your employment with the Company is not authorized until you report to work on the Effective Date as outlined above. In addition, you represent that you are not subject to any agreement, judgment, order, or restriction which would be violated by your being employed with the Company, or that in any way restricts your ability to perform services for the Company.

Signature:	/s/ Eric Seeton

Print name:	Eric Seeton

Date:	8/13/15